ALLEN MATKINS LECK GAMBLE MALLORY & NATSIS LLP
THREE EMBARCADERO CENTER, 12TH FLOOR
SAN FRANCISCO, CALIFORNIA 94111
FAX (415) 837-1516
TELEPHONE (415) 837-1515
www.allenmatkins.com

July 20, 2006
Wherify Wireless, Inc.
2000 Bridge Parkway, Suite 201
Redwood Shores, CA 94065

Ladies and Gentlemen:

We have acted as counsel to Wherify Wireless, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission on July 20, 2006 (the "Registration Amendment No. 1 to Statement"), relating to a proposed offering by the selling stockholders to the public of 283,687 shares of the Company's Common Stock, $0.01 par value (the "Common Stock), issued on March 10, 2006 (the "Issued Shares") and 8,739,514 shares of Common Stock that are issuable upon the conversion of certain debentures, exercise of certain warrants or pursuant to a Standby Equity Distribution Agreement, dated March 10, 2006, between the Company and Cornell Capital Partners (the "To Be Issued Shares").

The Issued Shares and To Be Issued Shares are to be offered by the selling stockholders for sale to the public as described in the Registration Statement. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written and oral statements of officers and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate for this opinion.

Upon the basis of the foregoing, we are of the opinion that the Issued Shares are, and the To Be Issues Shares , when sold pursuant to and in accordance with the Registration Statement and the documents described therein, will be, validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Allen Matkins Leck Gamble Mallory & Natsis LLP